Exhibit 99.1

CALLAWAY GOLF COMPANY ANNOUNCES RECORD SECOND QUARTER 2022 RESULTS AND RAISES FULL YEAR GUIDANCE

Second Quarter Revenue Increase Driven by Strong Demand and Strength Across All Segments

Topgolf Delivers 8% Growth in Same Venue Sales Compared to 2019

  Q2 2022 consolidated net revenues increased $202.1 million to $1,115.7 million, an increase of 22.1% compared to Q2 2021

  Q2 2022 GAAP net income of $105.4 million and non-GAAP net income of $93.5 million

  Q2 2022 Adjusted EBITDA increased $42.8 million to $207.3 million, an increase of 26.0% compared to Q2 2021

  Increased full year 2022 revenue outlook to $3,945 million - $3,970 million and Adjusted EBITDA outlook to $555 million - $565 million

CARLSBAD, Calif., Aug. 4, 2022 /PRNewswire/ -- Callaway Golf Company (the "Company" or "Callaway") (NYSE: ELY) announced record financial results for the second quarter and six months ended June 30, 2022.

"We were very pleased with our second quarter financial results," commented Chip Brewer, President and Chief Executive Officer of Callaway. "Our second quarter revenues increased 22%, reflecting increases in all major product categories, in all major regions and in all operating segments. Continued strong demand, along with market share gains, pricing and other business improvements we implemented this year have allowed us to outrun the ubiquitous inflationary pressures, unfavorable foreign currency exchange rates and staffing challenges. As a result, our Adjusted EBITDA increased 26%. While we are not immune from these macroeconomic headwinds, we believe we can continue to manage through them and our business remains strong overall. We are therefore increasing our full year guidance."

GAAP, NON-GAAP AND PRO FORMA RESULTS
In addition to the Company's results prepared in accordance with GAAP, the Company has provided information on a non-GAAP and pro forma basis. The manner in which the non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information. The 2021 results presented on a pro forma basis include Topgolf results for January and February prior to the closing of the merger on March 8, 2021.

SUMMARY OF FINANCIAL RESULTS

The Company announced the following GAAP and non-GAAP financial results for the three and six months ended June 30, 2022 and 2021 (in millions, except earnings per share).

GAAP RESULTS
	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021(1)	Change
Net revenues	$ 1,115.7	$ 913.6	$ 202.1	$ 2,155.9	$ 1,565.2	$ 590.7
Income from operations	129.0	107.3	21.7	223.3	183.4	39.9
Other (expense)/income, net	(20.7)	(31.4)	10.7	(44.0)	212.7	(256.7)
Income before income taxes	108.3	75.9	32.4	179.3	396.1	(216.8)
Income tax provision/(benefit)	2.9	(15.8)	18.7	(12.8)	31.9	(44.7)
Net income	$ 105.4	$ 91.7	$ 13.7	$ 192.1	$ 364.2	$ (172.1)
Earnings per share - diluted (2)	$ 0.53	$ 0.47	$ 0.06	$ 0.97	$ 2.28	$ (1.31)

(1) Due to the closing of the merger with Topgolf on March 8, 2021, the Company's results of operations in the first half of 2021 do not include Topgolf's results for January and February, which in the aggregate totaled $142.9 million in net revenues and a loss before income taxes of $27.8 million.

(2) For the purpose of calculating diluted EPS and in connection with the adoption of ASU 2020-06 in January 2022, the Company excluded $1.6 million and $3.2 million of interest expense related to its convertible notes from its calculation of net income, for the three and six months ended June 30, 2022, respectively.

NON-GAAP RESULTS

Non-GAAP results exclude certain non-recurring and non-cash adjustments as defined further below.

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021(1)	Change
Net revenues	$ 1,115.7	$ 913.6	$ 202.1	$ 2,155.9	$ 1,565.2	$ 590.7
Income from operations	135.1	118.0	17.1	241.1	214.6	26.5
Other expense, net	(19.5)	(27.0)	7.5	(41.6)	(32.5)	(9.1)
Income before income taxes	115.6	91.0	24.6	199.5	182.1	17.4
Income tax provision	22.1	20.5	1.6	35.1	35.0	0.1
Net income	$ 93.5	$ 70.5	$ 23.0	$ 164.4	$ 147.1	$ 17.3
Earnings per share - diluted (2)	$ 0.47	$ 0.36	$ 0.11	$ 0.84	$ 0.92	$ (0.08)
Adjusted EBITDA	$ 207.3	$ 164.5	$ 42.8	$ 377.1	$ 292.3	$ 84.8

(1) Due to the closing of the merger with Topgolf on March 8, 2021, the Company's results of operations in the first half of 2021 do not include Topgolf's results for January and February, which in the aggregate totaled $142.9 million in net revenues and $2.3 million in Adjusted EBITDA.

(2) For the purpose of calculating diluted EPS and in connection with the adoption of ASU 2020-06 in January 2022, the Company excluded $1.6 million and $3.2 million of interest expense related to its convertible notes from its calculation of net income, for the three and six months ended June 30, 2022, respectively.

Second Quarter 2022 Financial Highlights
(All comparisons to prior periods are calculated on a year-over-year basis.)

  Net revenues increased $202.1 million (or 22.1%), driven by a $78.3 million (or 24.1%) increase in the Topgolf segment, a $50.6 million (or 12.6%) increase in the Golf Equipment segment and a $73.2 million (or 39.2%) increase in the Active Lifestyle segment (formerly named "Apparel, Gear and Other"). Changes in foreign currency rates had a $38.6 million negative impact on net revenues for the quarter ended June 30, 2022.

  GAAP income from operations increased $21.7 million (or 20.2%) and non-GAAP income from operations increased $17.1 million (or 14.5%), due to strong sales across all segments, product categories and regions. While changes in foreign currency rates, increased freight expense and other inflationary impacts put pressure on operating margins, the Company was generally able to offset these through the continued success of the Topgolf venues, price increases and increased sales volumes and efficiencies, resulting in an increase in operating income across all segments.

  GAAP other expense decreased $10.7 million (or 34.1%) and non-GAAP other expense decreased $7.5 million (or 27.8%), primarily due to an increase in hedge gains related to the dollar strengthening across most major currencies during the quarter, and partially offset by an increase in interest expense related to deemed landlord financing interest on additional Topgolf venues and higher variable rates on the Company's term loans and asset-based revolving credit facility.

  GAAP net income increased $13.7 million (or 14.9%) quarter over quarter, primarily due to strong performance of the operating segments, partially offset by a $15.8 million change in the Company's tax valuation allowance. On a non-GAAP basis, which excludes the change in the valuation allowance, amongst other items, non-GAAP net income for the quarter ended June 30, 2022 was $93.5 million compared to $70.5 million for the same period in 2021.

  GAAP earnings per diluted common share was $0.53 for the quarter ended June 30, 2022, compared to $0.47 per diluted common share for the same period in 2021. Non-GAAP earnings per diluted common share was $0.47 for the quarter ended June 30, 2022, compared to $0.36 per diluted common share for the same period in 2021. Weighted average diluted shares totaled 200.6 million shares for the quarter ended June 30, 2022, compared to 194.3 million shares for the same period in 2021, an increase of 6.3 million shares. The increased share count is primarily related to a change in accounting guidance, which took effect on January 1, 2022, and requires the Company to assume the full conversion of 14.7 million shares related to its convertible notes in its weighted average diluted share calculation.

  Adjusted EBITDA for the quarter ended June 30, 2022 increased $42.8 million, (or 26.0%), which consisted of a $29.2 million increase from Topgolf and a $13.6 million increase from the non-Topgolf business, which includes continued investment in the corporate functions.

SEGMENT RESULTS

The table below provides net revenues by segment for the three and six months ended June 30, 2022 and 2021 (in millions):

SEGMENT NET REVENUES
	Reported Results for the			Reported Results for the
	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021(2)	Change
Topgolf	$ 403.7	$ 325.4	$ 78.3	$ 725.7	$ 418.1	$ 307.6
Golf Equipment	451.9	401.3	50.6	919.9	778.1	141.8
Active Lifestyle (1)	260.1	186.9	73.2	510.3	369.0	141.3
Total Segment Net Revenues	$ 1,115.7	$ 913.6	$ 202.1	$ 2,155.9	$ 1,565.2	$ 590.7

(1) During the second quarter of 2022, the Company changed the name of its "Apparel, Gear, and Other" operating segment to "Active Lifestyle." The segment name change had no impact on the composition of the Company's segments or on previously reported financial position, results of operations, cash flow or segment operating results.

(2) Due to the closing of the merger with Topgolf on March 8, 2021, the Company's results of operations in the first half of 2021 do not include Topgolf's revenues for January and February, which in the aggregate totaled $142.9 million in net revenues.

The table below provides the breakout of segment operating income for the three and six months ended June 30, 2022 and 2021 (in millions):

SEGMENT OPERATING INCOME
	Reported Results for the			Reported Results for the
	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021(1)	Change
Topgolf	$ 44.2	$ 24.2	$ 20.0	$ 50.7	$ 28.2	$ 22.5
% of segment revenue	10.9%	7.4%	350 bps	7.0%	6.7%	30 bps
Golf Equipment	100.3	98.1	2.2	201.1	183.0	18.1
% of segment revenue	22.2%	24.4%	(220) bps	21.9%	23.5%	(160) bps
Active Lifestyle	22.5	15.7	6.8	49.2	36.2	13.0
% of segment revenue	8.7%	8.4%	30 bps	9.6%	9.8%	(20) bps
Total segment operating income	$ 167.0	$ 138.0	$ 29.0	$ 301.0	$ 247.4	$ 53.6
% of segment revenue	15.0%	15.1%	(10) bps	14.0%	15.8%	(180) bps

(1) Due to the closing of the merger with Topgolf on March 8, 2021, the Company's results of operations in the first half of 2021 do not include Topgolf's results for January and February, which in the aggregate totaled $142.9 million in net revenues and a segment operating loss of $18.1 million. Pro forma results including the January and February 2021 revenues and segment operating loss would result in a year-over-year increase of 60bps for the six month Topgolf total segment operating income as a percent of segment revenue.

Second Quarter 2022 Segment Highlights

(All comparisons to prior periods are calculated on a year-over-year basis)

  Topgolf
    Contributed $403.7 million of revenue and $44.2 million of segment operating income in the second quarter of 2022, driven by strong social and corporate events.

    Leverage from improved sales, operating efficiencies and pricing in the venues continues to outpace any labor or input cost pressures, with segment operating margin percent up 350 basis points for the second quarter of 2022 versus last year for the same period.

    Same venue sales in the second quarter of 2022 increased 7.9% compared to the 2019 level for the same period.

    Opened two new owned and operated Topgolf venues in El Segundo, California and Philadelphia, Pennsylvania during the second quarter of 2022.
  Golf Equipment
    Net revenue increased $50.6 million (or 12.6%) year-over-year, reflecting continued high demand for golf clubs and golf balls, coupled with improved supply and a restocking at retail.

    The Golf Equipment segment operating income increased $2.2 million (or 2.2%), primarily due to strong sales, which were partially offset by unfavorable foreign currency impacts, increased freight expense and other inflationary pressures which the Company was able to generally offset through price increases, sales volume and efficiencies.
  Active Lifestyle
    Net revenue increased $73.2 million (or 39.2%) year-over-year, primarily driven by a 49.8% increase in apparel sales and a 29.0% increase in gear and other sales. All four of the Company's Active Lifestyle brands, TravisMathew, Jack Wolfskin, Callaway, and OGIO, saw double digit year-over-year growth in the second quarter of 2022.

    Operating income for the Active Lifestyle segment increased $6.8 million (or 43.3%) year-over-year to $22.5 million in the second quarter of 2022, primarily due to strong sales across all Active Lifestyle brands, partially offset by unfavorable foreign currency impacts, increased freight expense and other inflationary pressures.

The following is a reconciliation of income before income taxes to total segment operating income for the three and six months ended June 30, 2022 and 2021 (in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021(1)	Change
Total segment operating income:	$ 167.0	$ 138.0	$ 29.0	$ 301.0	$ 247.4	$ 53.6
Corporate costs and expenses (2)	(38.0)	(30.7)	(7.3)	(77.7)	(64.0)	(13.7)
Income from operations	129.0	107.3	21.7	223.3	183.4	39.9
Gain on Topgolf investment	—	—	—	—	252.5	(252.5)
Interest expense	(32.5)	(28.9)	(3.6)	(63.9)	(46.3)	(17.6)
Other income	11.8	(2.5)	14.3	19.9	6.5	13.4
Income before income taxes	$ 108.3	$ 75.9	$ 32.4	$ 179.3	$ 396.1	$ (216.8)

(1) Due to the closing of the merger with Topgolf on March 8, 2021, the Company's results of operations in the first half of 2021 do not include Topgolf's results for January and February, which in the aggregate totaled a segment operating loss of $18.1 million and a $27.8 million loss before income taxes.

(2) Includes corporate overhead and certain non-recurring and non-cash items as described in the schedules to this release.

2022 BUSINESS OUTLOOK
The 2022 projections set forth below are based on the Company's best estimates at this time. They include the estimated impact of certain factors, including (1) ongoing impact of COVID-19, (2) changes in foreign currency rates, and (3) freight costs and other inflationary pressures.

FULL YEAR 2022 OUTLOOK
(in millions)	2022 Current Estimate	2022 Previous Estimate	2021 Reported Results (1)	2021 Pro Forma Results (1)
Net revenues	$3,945 - $3,970	$3,935 - $3,970	$3,133	$3,276
Adjusted EBITDA	$555 - $565	$535 - $555	$445	$448

(1) Due to the timing of the Topgolf merger on March 8, 2021, Callaway's reported full year financial results for 2021 only include approximately ten months of Topgolf results and therefore do not include January and February results, which were in the aggregate $142.9 million in revenue and $2.3 million in Adjusted EBITDA and are included in the pro forma results above.

Net Revenues: The Company currently estimates that its full year 2022 net revenue will be within the range of $3,945 million - $3,970 million, which includes $129 million of negative foreign currency impact. The full year 2022 net revenue estimate assumes Topgolf segment revenue of approximately $1.56 billion, consistent with previous guidance. It also assumes Golf Equipment segment revenue growth of 12% or more, up from prior guidance of approximately 10%, and the Active Lifestyle segment revenue reaching approximately $1 billion, consistent with previous guidance. On a consolidated basis, 2022 full year revenue is estimated to increase over 20% compared to 2021.

Adjusted EBITDA: The Company is increasing its full year 2022 Adjusted EBITDA guidance to $555 million - $565 million, an increase of $15 million at the midpoint of guidance compared to prior guidance driven by increases in both the Golf Equipment and Topgolf segments. The full year 2022 Adjusted EBITDA guidance estimate for the Topgolf segment is $235 million - $245 million. On a consolidated basis, at the midpoint of guidance, 2022 full year Adjusted EBITDA is estimated to increase by $100 million compared to 2021.

SECOND HALF 2022 OUTLOOK
(in millions)	2022 Estimate	2021 Results
Net Revenues	$1,790 - $1,815	$1,568
Adjusted EBITDA	$178 - $188	$153

Net Revenues: The Company currently estimates that its second half 2022 net revenue will be within the range of $1,790 million - $1,815 million, which includes $69 million of negative foreign currency impact. This represents an increase in each of our operating segments and on a consolidated basis represents an approximate 15% increase in revenue over 2021 for the second half.

We expect total Company third quarter net revenue to increase approximately 11% to $940 million - $955 million, which includes $42 million of negative foreign currency impact, compared to net revenues of $856 million in the third quarter of 2021. Given the second half launch timing of golf equipment products in 2022 versus 2021, net revenue for the golf equipment segment is expected to be down mid-to-high single digits in the third quarter but is expected to increase double digits in the fourth quarter, resulting in growth of 12% or more for the full year. The other two segments are expected to grow by double digits in both the third and fourth quarters.

Adjusted EBITDA: The Company currently estimates that its second half 2022 Adjusted EBITDA will be within the range of $178 million - $188 million compared to $153 million in the second half of 2021. Given foreign exchange headwinds and difference in timing of new golf equipment product launches compared to 2021, the Company expects consolidated Adjusted EBITDA to decrease in the third quarter but increase in the fourth quarter. Third quarter Adjusted EBITDA is estimated to be between $122 - $132 million in 2022 compared to $139 million in 2021. The Company expects that Adjusted EBITDA will increase significantly in the fourth quarter of 2022 compared to 2021, resulting in an overall 20% increase in Adjusted EBITDA in the second half of 2022.

ADDITIONAL INFORMATION AND DISCLOSURES
Conference Call and Webcast
The Company will be holding a conference call at 2:00 p.m. Pacific time today, August 4, 2022, to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. A replay of the conference call will be available approximately two hours after the call ends, and will remain available through 9:00 p.m. Pacific time on August 11, 2022. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information
The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Non-Recurring and Non-cash Adjustments. The Company provided information excluding certain non-cash amortization and depreciation of intangibles and other assets related to the Company's acquisitions, IT integration and implementation costs associated with new ERP systems for certain new subsidiaries and impairment charges related to the suspension of the Jack Wolfskin business in Russia in 2022, non-cash amortization of the debt discount related to the Company's convertible notes in 2021, acquisition and other non-recurring items (including integration costs and a $252.5 million non-cash gain in 2021 resulting from the Company's pre-merger equity position in Topgolf), and changes in the Company's non-cash valuation allowance recorded against certain of the Company's deferred tax assets as a result of the Topgolf merger.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, non-cash stock compensation expense, non-cash lease amortization expense, and the non-recurring and non-cash items referenced above.

In addition, the Company has included in the schedules attached to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business with regard to these items. The Company has provided reconciling information in the attached schedules.

For forward-looking Adjusted EBITDA information provided in this release, reconciliation of such forward-looking Adjusted EBITDA to the most closely comparable GAAP financial measure (net income) is not provided because the Company is unable to provide such reconciliation without unreasonable efforts. The inability to provide a reconciliation is because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact net income in the future but would not impact Adjusted EBITDA. These items may include certain non-cash depreciation, which will fluctuate based on the Company's level of capital expenditures, non-cash amortization of intangibles related to the Company's acquisitions, income taxes, which can fluctuate based on changes in the other items noted and/or future forecasts, and other non-recurring costs and non-cash adjustments. Historically, the Company has excluded these items from Adjusted EBITDA. The Company currently expects to continue to exclude these items in future disclosures of Adjusted EBITDA and may also exclude other items that may arise. The events that typically lead to the recognition of such adjustments are inherently unpredictable as to if or when they may occur, and therefore actual results may differ materially. This unavailable information could have a significant impact on net income.

Definitions
Same venue sales. Callaway defines same venue sales for its Topgolf business as sales for the comparable venue base, which is defined as the number of Company-operated venues with at least 24 full fiscal months of operations in the year of comparison.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company's (and its segments') third quarter, second half and full year 2022 guidance (including net revenue, same venue sales, Adjusted EBITDA and Topgolf segment Adjusted EBITDA), continued impact of the COVID-19 pandemic on the Company's business and the Company's ability to improve and recover from such impact, impact of any measures taken to mitigate the effect of the pandemic, strength and demand of the Company's products and services, continued brand momentum, demand for golf and outdoor activities and apparel, continued investments in the business, increases in shareholder value, post-pandemic consumer trends and behavior, future industry and market conditions, pricing of products and services, foreign currency effects and their impacts, impacts of inflation and freight and other supply challenges, and statements of belief and any statement of assumptions underlying any of the foregoing, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including disruptions to business operations from additional regulatory restrictions in response to the COVID-19 pandemic (such as travel restrictions, government-mandated shut-down orders or quarantines) or voluntary "social distancing" that affects employees, customers and suppliers; costs, expenses or difficulties related to the merger with Topgolf, including the integration of the Topgolf business; failure to realize the expected benefits and synergies of the Topgolf merger in the expected timeframes or at all; production delays, closures of manufacturing facilities, retail locations, warehouses and supply and distribution chains; staffing shortages as a result of remote working requirements or otherwise; uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and ongoing impact of the COVID-19 pandemic, and related decreases in customer demand/spending and ongoing increases in operating and freight costs; global supply chain constraints and challenges (including, without limitation, as a result of any prolonged shutdown in China); the Company's level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of capital allocation and cost/expense reduction efforts; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; ability to realize the benefits of the continued investments in the Company's business; consumer acceptance of and demand for the Company's and its subsidiaries' products and services; cost of living and inflationary pressures; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases, including expanded outbreak of COVID-19 and its variants, on the economy generally, on the level of demand for the Company's and its subsidiaries' products and services or on the Company's ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; and a decrease in participation levels in golf generally, during or as a result of the COVID-19 pandemic. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2021 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Company

Callaway Golf Company (NYSE: ELY) is an unrivaled, tech-enabled modern golf and active lifestyle company delivering leading golf equipment, apparel and entertainment, with a portfolio of global brands including Callaway Golf, Topgolf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories, and provides world-class golf entertainment experiences through Topgolf, its wholly-owned subsidiary. For more information please visit www.callawaygolf.com, www.topgolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.

Investor Contacts
Brian Lynch
Lauren Scott
(760) 931-1771
invrelations@callawaygolf.com

CALLAWAY GOLF COMPANY CONSOLIDATED BALANCE SHEETS (In millions) (Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$ 178.3	$ 352.2
Restricted Cash	0.6	1.2
Accounts receivable, net	376.0	105.3
Inventories	604.0	533.5
Other current assets	182.8	173.5
Total current assets	1,341.7	1,165.7
Property, plant and equipment, net	1,600.1	1,451.4
Operating lease right-of-use assets, net	1,425.9	1,384.5
Goodwill and intangible assets, net	3,489.9	3,488.7
Other assets	298.6	257.5
Total assets	$ 8,156.2	$ 7,747.8
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 531.8	$ 491.2
Accrued employee compensation and benefits	112.4	128.9
Asset-based credit facilities	98.9	9.1
Operating lease liabilities, short-term	70.2	72.3
Construction advances	85.8	22.9
Deferred revenue	91.8	93.9
Other current liabilities	45.4	47.7
Total current liabilities	1,036.3	866.0
Long-term debt, net	1,067.4	1,025.3
Long-term operating leases	1,450.0	1,385.4
Deemed landlord financing obligations	504.6	460.6
Deferred tax liability	119.3	163.6
Long-term liabilities	188.4	164.0
Total shareholders' equity	3,790.2	3,682.9
Total liabilities and shareholders' equity	$ 8,156.2	$ 7,747.8

CALLAWAY GOLF COMPANY CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except per share data) (Unaudited)

	Three Months Ended June 30,
	2022	2021
Net revenues:
Products	$ 716.6	$ 591.4
Services	399.1	322.2
Total net revenues	1,115.7	913.6
Costs and expenses:
Cost of products	400.0	315.0
Cost of services, excluding depreciation and amortization	49.1	42.8
Other venue expenses	262.2	202.3
Selling, general and administrative expense	252.6	221.1
Research and development expense	18.7	20.3
Venue pre-opening costs	4.1	4.8
Total costs and expenses	986.7	806.3
Income from operations	129.0	107.3
Interest expense, net	(32.5)	(28.9)
Other income/(expense), net	11.8	(2.5)
Income before income taxes	108.3	75.9
Income tax provision/(benefit)	2.9	(15.8)
Net income	$ 105.4	$ 91.7

Earnings per common share:
Basic	$0.57	$0.50
Diluted	$0.53	$0.47
Weighted-average common shares outstanding:
Basic	184.7	185.2
Diluted	200.6	194.3

	Six Months Ended June 30,
	2022	2021
Net revenues:
Products	$ 1,439.0	$ 1,151.3
Services	716.9	413.9
Total net revenues	2,155.9	1,565.2

Costs and expenses:
Cost of products	811.8	625.6
Cost of services, excluding depreciation and amortization	88.1	53.8
Other venue expenses	492.6	267.7
Selling, general and administrative expense	495.7	395.0
Research and development expense	36.2	33.0
Venue pre-opening costs	8.2	6.7
Total costs and expenses	1,932.6	1,381.8
Income from operations	223.3	183.4
Interest expense, net	(63.9)	(46.3)
Gain on Topgolf investment	—	252.5
Other income, net	19.9	6.5
Income before income taxes	179.3	396.1
Income tax (benefit) provision	(12.8)	31.9
Net income	$ 192.1	$ 364.2

Earnings per common share:
Basic	$1.04	$2.40
Diluted	$0.97	$2.28
Weighted-average common shares outstanding:
Basic	184.9	151.5
Diluted	200.7	159.6
The Company completed its merger with Topgolf on March 8, 2021 and has included the results of operations for Topgolf in its consolidated statements of operations from that date forward.

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (In millions) (Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$ 192.1	$ 364.2
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	91.4	63.5
Lease amortization expense	42.2	26.9
Amortization of debt discount and issuance costs	4.9	9.1
Deferred taxes, net	(11.3)	28.1
Non-cash share-based compensation	27.0	15.6
Gain on Topgolf investment	—	(252.5)
Acquisition costs	—	(16.2)
Other	5.1	(4.9)
Changes in assets and liabilities	(399.5)	(133.3)
Net cash (used in) provided by operating activities	(48.1)	100.5

Cash flows from investing activities:
Cash acquired in merger	—	171.3
Capital expenditures	(243.0)	(120.8)
Net cash (used in) provided by investing activities	(243.0)	50.5

Cash flows from financing activities:
Repayments of long-term debt	(82.3)	(12.0)
Proceeds from borrowings on long-term debt	60.0	—
Proceeds from (repayments of) credit facilities, net	95.4	(110.8)
Debt issuance cost	—	(5.4)
Payment on contingent earn-out obligation	(5.6)	(3.6)
Repayments of financing leases	(0.2)	(0.2)
Proceeds from lease financing	88.9	24.8
Exercise of stock options	0.1	18.4
Acquisition of treasury stock	(34.5)	(12.5)
Net cash provided by (used in) financing activities	121.8	(101.3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5.5)	1.9
Net (decrease) increase in cash, cash equivalents and restricted cash	(174.8)	51.6
Cash, cash equivalents and restricted cash at beginning of period	357.7	366.1
Cash, cash equivalents and restricted cash at end of period	$ 182.9	$ 417.7
Less: restricted cash	(4.6)	(2.5)
Cash and cash equivalents at end of period	$ 178.3	$ 415.2

CALLAWAY GOLF COMPANY Consolidated Net Revenues and Operating Segment Information (In millions) (Unaudited)

	Net Revenues by Product Category
	Three Months Ended June 30,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Venues(2)	$ 383.4	$ 307.1	$ 76.3	24.8%	25.2%
Topgolf other business lines(2)	20.3	18.3	2.0	10.9%	18.6%
Golf Clubs	367.8	320.0	47.8	14.9%	20.3%
Golf Balls	84.1	81.3	2.8	3.4%	6.4%
Apparel	136.9	91.4	45.5	49.8%	59.1%
Gear, Accessories & Other	123.2	95.5	27.7	29.0%	37.4%
Total net revenues	$ 1,115.7	$ 913.6	$ 202.1	22.1%	26.3%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.

(2) As of January 1, 2022, net revenue related to corporate advertising sponsorships offered at Topgolf venues will be included in the venues category. Previously, these revenues were included in other Topgolf business lines. As a result of the change, net revenue from venues and other Topgolf business lines in the second quarter of 2021 was recast to conform with the current period presentation.

	Net Revenues by Region
	Three Months Ended June 30,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
United States	$ 800.5	$ 642.8	$ 157.7	24.5%	24.5%
Europe	141.0	121.0	20.0	16.5%	31.5%
Asia	135.2	115.1	20.1	17.5%	33.8%
Rest of world	39.0	34.7	4.3	12.4%	17.3%
Total net revenues	$ 1,115.7	$ 913.6	$ 202.1	22.1%	26.3%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.

	Operating Segment Information
	Three Months Ended June 30,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Topgolf	$ 403.7	$ 325.4	$ 78.3	24.1%	24.9%
Golf equipment	451.9	401.3	50.6	12.6%	17.5%
Active Lifestyle	260.1	186.9	73.2	39.2%	48.0%
Total net revenues	$ 1,115.7	$ 913.6	$ 202.1	22.1%	26.3%

Segment operating income:
Topgolf	$ 44.2	$ 24.2	$ 20.0	82.6%
Golf equipment	100.3	98.1	2.2	2.2%
Active Lifestyle	22.5	15.7	6.8	43.3%
Total segment operating income	167.0	138.0	29.0	21.0%
Corporate G&A and other(2)	(38.0)	(30.7)	(7.3)	23.8%
Total operating income	129.0	107.3	21.7	20.2%
Interest expense, net	(32.5)	(28.9)	(3.6)	12.5%
Other expense, net	11.8	(2.5)	14.3	(572.0%)
Total income before income taxes	$ 108.3	$ 75.9	$ 32.4	42.7%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.

(2) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to amortization expense of acquired intangible assets and depreciation and amortization expense of the fair value adjustments on certain assets acquired and liabilities assumed in connection with the merger with Topgolf. The amount for 2022 also includes $1.7 million of costs associated with the implementation of new IT systems for Topgolf and Callaway, legal and credit agency fees related to a postponed debt refinancing, in addition to expenses associated with the suspension of the Jack Wolfskin retail operations in Russia due to the Russia-Ukraine war. The amount for 2021 includes transaction, transition, and other non-recurring costs associated with the merger with Topgolf of $2.5 million, and costs associated with the implementation of new IT systems for Jack Wolfskin.

CALLAWAY GOLF COMPANY Consolidated Net Revenues and Operating Segment Information (In millions) (Unaudited)

	Net Revenues by Product Category
	Six Months Ended June 30,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Venues(2)	$ 689.9	$ 393.2	$ 296.7	75.5%	75.8%
Topgolf other business lines(2)	35.8	24.9	10.9	43.8%	51.4%
Golf Clubs	738.2	636.3	101.9	16.0%	20.4%
Golf Balls	181.7	141.8	39.9	28.1%	30.8%
Apparel	275.3	186.7	88.6	47.5%	54.6%
Gear, Accessories & Other	235.0	182.3	52.7	28.9%	35.2%
Total net revenues	$ 2,155.9	$ 1,565.2	$ 590.7	37.7%	41.6%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.

(2) As of January 1, 2022, net revenue related to corporate advertising sponsorships offered at Topgolf venues will be included in the venues category. Previously, these revenues were included in other Topgolf business lines. As a result of the change, net revenue from venues and other Topgolf business lines for the six months ending June 30, 2021 were recast to conform with the current period presentation.

	Net Revenues by Region
	Six Months Ended June 30,		Growth		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
United States	$ 1,509.9	$ 1,031.0	$ 478.9	46.5%	46.5%
Europe	275.8	229.3	46.5	20.3%	31.8%
Asia	293.9	239.1	54.8	22.9%	35.8%
Rest of world	76.3	65.8	10.5	16.0%	20.1%
Total net revenues	$ 2,155.9	$ 1,565.2	$ 590.7	37.7%	41.6%

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.

	Operating Segment Information
	Six Months Ended June 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2021(1)
	2022	2021	Dollars	Percent	Percent
Net revenues:
Topgolf	$ 725.7	$ 418.1	$ 307.6	73.6%	74.4%
Golf Equipment	919.9	778.1	141.8	18.2%	22.3%
Active Lifestyle	510.3	369.0	141.3	38.3%	45.0%
Total net revenues	$ 2,155.9	$ 1,565.2	$ 590.7	37.7%	41.6%

Segment operating income:
Topgolf	$ 50.7	$ 28.2	$ 22.5	79.8%
Golf Equipment	201.1	183.0	18.1	9.9%
Active Lifestyle	49.2	36.2	13.0	35.9%
Total segment operating income	301.0	247.4	53.6	21.7%
Corporate costs and expenses(2)	(77.7)	(64.0)	(13.7)	21.4%
Total operating income	223.3	183.4	39.9	21.8%
Gain on Topgolf investment(3)	—	252.5	(252.5)	(100.0%)
Interest expense, net	(63.9)	(46.3)	(17.6)	38.0%
Other income, net	19.9	6.5	13.4	206.2%
Total income before income taxes	$ 179.3	$ 396.1	$ (216.8)	(54.7%)

(1) Calculated by applying 2021 exchange rates to 2022 reported sales in regions outside the U.S.

(2) Amount includes corporate general and administrative expenses not utilized by management in determining segment profitability, in addition to amortization expense of acquired intangible assets and depreciation and amortization expense of the fair value adjustments on certain assets acquired and liabilities assumed in connection with the merger with Topgolf. The amount for 2022 also includes $2.0 million of costs associated with the implementation of new IT systems for Topgolf and Callaway, $2.9 million legal and credit agency fees related to a postponed debt refinancing, in addition to charges of $1.4 million associated with the suspension of the Jack Wolfskin retail operations in Russia due to the Russia-Ukraine war. The amount for 2021 also includes $18.7 million of transaction, transition and other non-recurring costs associated with the merger with Topgolf and costs associated with the implementation of new IT systems for Jack Wolfskin.

(3) Amount represents a gain recorded to write-up the Company's former investment in Topgolf to its fair value in connection with the merger.

CALLAWAY GOLF COMPANY Supplemental Financial Information and Non-GAAP Reconciliation (In millions, except per share data) (Unaudited)

	Three Months Ended June 30,
	2022					2021
	GAAP	Non-Cash Amortization and Depreciation(1)	Non-Recurring Items and Impairment Charges(2)	Tax Valuation Allowance(3)	Non- GAAP	GAAP	Non-Cash Amortization, Depreciation (1)	Non-Cash Amortization of Discount on Convertible Notes(4)	Acquisition & Other Non-Recurring Items(5)	Tax Valuation Allowance(3)	Non- GAAP
Net revenues	$ 1,115.7	$ —	$ —	$ —	$ 1,115.7	$ 913.6	$ —	$ —	$ —	$ —	$ 913.6
Total costs and expenses	986.7	6.7	(0.6)	—	980.6	806.3	7.4	—	3.3	—	795.6
Income/(loss) from operations	129.0	(6.7)	0.6	—	135.1	107.3	(7.4)	—	(3.3)	—	118.0
Other (expense)/income, net	(20.7)	(0.9)	(0.3)	—	(19.5)	(31.4)	(1.5)	(2.6)	(0.3)	—	(27.0)
Income/(loss) before income taxes	108.3	(7.6)	0.3	—	115.6	75.9	(8.9)	(2.6)	(3.6)	—	91.0
Income tax (benefit)/provision	2.9	(1.8)	(0.5)	(16.9)	22.1	(15.8)	(2.1)	(0.6)	(0.9)	(32.7)	20.5
Net income/(loss)	$ 105.4	$ (5.8)	$ 0.8	$ 16.9	$ 93.5	$ 91.7	$ (6.8)	$ (2.0)	$ (2.7)	$ 32.7	$ 70.5
Earnings/(loss) per share - diluted(6)	$ 0.53	$ (0.03)	$ 0.01	$ 0.08	$ 0.47	$ 0.47	$ (0.03)	$ (0.01)	$ (0.02)	$ 0.17	$ 0.36
Weighted-average shares outstanding - diluted	200.6	200.6	200.6	200.6	200.6	194.3	194.3	194.3	194.3	194.3	194.3

(1) Includes non-cash amortization expense of acquired intangible assets, depreciation expense related to the fair value step-up of PP&E in connection with the merger with Topgolf, as well as depreciation and amortization expense of the fair value adjustments on certain assets acquired and liabilities assumed in connection with the merger with Topgolf.

(2) Includes IT integration and implementation costs at Topgolf and Callaway and charges related to the suspension of the Jack Wolfskin retail business in Russia due to the Russia-Ukraine War.

(3)  During the first quarter of 2021, the Company recognized a valuation allowance against certain deferred tax assets as the result of the merger with Topgolf. The Company completed an assessment of these deferred taxes and released a portion of the valuation allowance for the three months ended June 30, 2022 and 2021.

(4) Includes non-cash interest expense related to the debt discount amortization of the convertible notes issued in May 2020. In connection with the adoption of ASC 2020-06, as of January 1, 2022, the Company no longer recognizes the discount associated with the convertible notes, and as such, will no longer recognize amortization expense in future periods.

(5) Includes transaction and transition costs related to the merger with Topgolf and IT implementation expenses at Jack Wolfskin and Topgolf.

(6) In connection with the adoption of ASU 2020-06 in January 2022, the Company excluded $1.6 million of interest expense from net income related to its convertible notes for the purposes of calculating diluted EPS.

CALLAWAY GOLF COMPANY Supplemental Financial Information and Non-GAAP Reconciliation (In millions, except per share data) (Unaudited)

	Six months ended June 30,
	2022					2021
	GAAP	Non-Cash Amortization and Depreciation(1)	Non-Recurring Items and Impairment Charges(2)	Tax Valuation Allowance(3)	Non- GAAP	GAAP	Non-Cash Amortization, Depreciation (1)	Non-Cash Amortization of Discount on Convertible Notes(4)	Acquisition & Other Non-Recurring Items(5)	Tax Valuation Allowance(3)	Non- GAAP
Net revenues	$ 2,155.9	$ —	$ —	$ —	$ 2,155.9	$ 1,565.2	$ —	$ —	$ —	$ —	$ 1,565.2
Total costs and expenses	1,932.6	11.5	6.3	—	1,914.8	1,381.8	11.0	—	20.2	—	1,350.6
Income/(loss) from operations	223.3	(11.5)	(6.3)	—	241.1	183.4	(11.0)	—	(20.2)	—	214.6
Other (expense)/income, net	(44.0)	(1.8)	(0.6)	—	(41.6)	212.7	(1.8)	(5.1)	252.1	—	(32.5)
Income/(loss) before income taxes	179.3	(13.3)	(6.9)	—	199.5	396.1	(12.8)	(5.1)	231.9	—	182.1
Income tax (benefit)/provision	(12.8)	(3.2)	(1.3)	(43.4)	35.1	31.9	(3.1)	(1.2)	(5.0)	6.2	35.0
Net income/(loss)	$ 192.1	$ (10.1)	$ (5.6)	$ 43.4	$ 164.4	$ 364.2	$ (9.7)	$ (3.9)	$ 236.9	$ (6.2)	$ 147.1
Earnings/(loss) per share - diluted(6)	$ 0.97	$ (0.05)	$ (0.03)	$ 0.21	$ 0.84	$ 2.28	$ (0.06)	$ (0.02)	$ 1.48	$ (0.04)	$ 0.92
Weighted-average shares outstanding - diluted	200.7	200.7	200.7	200.7	200.7	159.6	159.6	159.6	159.6	159.6	159.6

(1) Includes non-cash amortization expense of acquired intangible assets, in addition to depreciation and amortization expense of the fair value adjustments on certain assets acquired and liabilities assumed in connection with the merger with Topgolf.

(2) Includes IT integration and implementation costs at Topgolf, legal and credit agency fees related to a postponed debt refinancing, and charges related to the suspension of the Jack Wolfskin retail business in Russia due to the Russia-Ukraine War.

(3) During the first quarter of 2021, the Company recognized a valuation allowance against certain deferred tax assets as the result of the merger with Topgolf. The Company completed an assessment of these deferred taxes and released a portion of the valuation allowance for the six months ended June 30, 2022 and 2021.

(4) Includes non-cash interest expense related to the debt discount amortization of the convertible notes issued in May 2020. In connection with the adoption of ASC 2020-06, as of January 1, 2022, the Company derecognized the discount associated with the convertible notes, and as such, will no longer recognize amortization expense in future periods.

(5) Acquisition and other non-recurring items in 2021 include transaction, transition and other non-recurring costs associated with the merger with Topgolf completed on March 8, 2021, the recognition of a $252.5 million gain on the Company's pre-merger investment in Topgolf,  and expenses related to the implementation of new IT systems for Jack Wolfskin.

(6) In connection with the adoption of ASU 2020-06 in January 2022, the Company excluded $3.2 million of interest expense from net income related to its convertible notes for the purposes of calculating diluted EPS.

CALLAWAY GOLF COMPANY Non-GAAP Reconciliation and Supplemental Financial Information (In millions) (Unaudited)

	2022 Trailing Twelve Month Adjusted EBITDA					2021 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	September 30,	December 31,	March 31,	June 30,		September 30,	December 31,	March 31,	June 30,
	2021	2021	2022	2022	Total	2020	2020	2021	2021	Total
Net income (loss)	$ (16.0)	$ (26.2)	$ 86.7	$ 105.4	$ 149.9	$ 52.4	$ (40.6)	$ 272.5	$ 91.7	$ 376.0
Interest expense, net	28.7	40.5	31.4	32.5	133.1	12.7	12.9	17.5	28.9	72.0
Income tax provision (benefit)	66.2	(69.4)	(15.7)	2.9	(16.0)	5.4	(7.1)	47.7	(15.8)	30.2
Depreciation and amortization expense	44.4	47.9	42.5	48.9	183.7	10.3	10.8	20.3	43.3	84.7
Non-cash stock compensation and stock warrant expense, net	10.8	12.0	14.5	11.6	48.9	3.3	2.9	4.6	11.0	21.8
Non-cash lease amortization expense	2.8	7.7	3.5	6.6	20.6	(0.1)	—	0.8	2.1	2.8
Acquisitions & other non-recurring costs, before taxes(1)	1.9	1.8	6.9	(0.6)	10.0	4.4	8.6	(235.6)	3.3	(219.3)
Adjusted EBITDA	$ 138.8	$ 14.3	$ 169.8	$ 207.3	$ 530.2	$ 88.4	$ (12.5)	$ 127.8	$ 164.5	$ 368.2

(1) In 2022, amounts include charges of $1.4 million associated with the suspension of the Jack Wolfskin retail operations in Russia due to the Russia-Ukraine war, $2.0 million in costs associated with the implementation of new IT systems for Topgolf, and $2.9 million legal costs and credit agency fees related to a postponed debt refinancing. In 2021, amounts include the recognition of a $252.5 million gain on the Company's pre-merger investment in Topgolf, as well as $21.2 million in transaction, transition, and other non-recurring costs associated with the merger with Topgolf, and $2.8 million in expenses related to the implementation of new IT systems for Jack Wolfskin. In 2020, amounts include transaction costs of $8.5 million related to the merger with Topgolf, $1.7 million related to the Company's transition to its new North America Distribution Center, and $1.1 million in IT implementation costs for Jack Wolfskin.

CALLAWAY GOLF COMPANY Topgolf Non-GAAP Reconciliation and Supplemental Financial Information (Unaudited) (In millions)

	Three Months Ended	Three Months Ended
	June 30, 2022	June 30, 2021

Segment operating income(1):	$ 44.2	$ 24.2
Depreciation and amortization expense	32.0	27.1
Non-cash stock compensation expense	4.5	4.2
Non-cash lease amortization expense	6.6	2.1
Foreign Currency	(1.0)	(0.5)
Adjusted segment EBITDA	$ 86.3	$ 57.1

(1) The Company does not calculate GAAP net income at the operating segment level, but has provided Topgolf's segment income from operations as a relevant measurement of profitability. Segment income from operations does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to the Company's consolidated pre-tax income in the Consolidated Net Revenues and Operating Segment Information included in this release.